EXHIBIT 4.4

FIRST AMENDMENT

TO THE

PQ CORPORATION SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2016)

This First Amendment (the “First Amendment”) to the PQ Corporation Savings Plan (as amended and restated effective as of January 1, 2016) (the “Plan”) is made by PQ Corporation (the “Corporation”) and is effective as of the dates set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS,	Eco Services Operations LLC (“Original Eco”) previously sponsored and maintained the Eco Services 401(k) Plan (the “Eco 401(k) Plan”);

WHEREAS,	as part of a corporate reorganization and restructuring event completed on or around May 4, 2016 (“2016 Reorganization”), Original Eco was merged with and into the Corporation and, as a result, Original Eco ceased to exist as a separate independent entity;

WHEREAS,	upon the 2016 Reorganization, all assets, rights and obligations held by Original Eco generally transferred to, and were assumed by, the Corporation (including, without limitation, a transfer, and assumption by the Corporation of all of the rights, responsibilities and obligations of Original Eco in its capacity as sponsor and administrator of the Eco 401(k) Plan);

WHEREAS,	as a further part of the 2016 Reorganization, the identified business operations of Original Eco then held by the Corporation were further transferred and assigned to Eco Services Operations Corp. (“New Eco”), but such transfer and assignment of business operations of Original Eco to New Eco did not include any transfer or assignment of sponsorship of the Eco 401(k) Plan and such sponsorship remained with the Corporation;

WHEREAS,	prior to the 2016 Reorganization, the Corporation sponsored, and presently sponsors and maintains, the Plan;

WHEREAS,	in order to achieve administrative efficiencies and thereby reduce the administrative costs of simultaneously maintaining the Eco 401(k) Plan and the Plan, the Corporation desires to merge the Eco 401(k) Plan into the Plan, with the Plan being the continuing plan;

WHEREAS,	to effectuate the merger of the Eco 401(k) Plan into the Plan, the Corporation desires to amend the Plan: (i) to show that New Eco is a participating employer; (ii) to show that employees of New Eco are eligible to participate in the Plan; and, (iii) to include those benefits, rights and features, if any, under the Eco 401(k) Plan that are legally required to be preserved and protected after the merger;

WHEREAS,	the Board also desires to amend the Plan to provide for a special, non-elective employer contribution for a limited group of eligible participants who are employed by New Eco as of December 31, 2016, and who experienced a cessation of benefit accruals under the Eco Pension Equity Plan effective December 31, 2016; and

WHEREAS,	the Corporation, as Plan sponsor, is authorized to amend the Plan pursuant to Section 12.1(a) thereof.

NOW, THEREFORE,	pursuant to Section 12.1(a) of the Plan, the Company hereby amends the Plan as follows:

Effective December 1, 2016:

(i)	The current last paragraph of the Introduction to the Plan is amended to read in its entirety as follows (new text underlined; deleted text stricken):

“WHEREAS, ~~NOW, THEREFORE,~~ effective January 1, 2016 (except as otherwise set forth therein), the Plan was ~~is~~ continued, amended, and restated as thereinafter set forth.”

(ii)	A new paragraph is added at the end of the Introduction to the Plan to read in its entirety as follows:

“WHEREAS, the Plan was further amended, effective December 1, 2016, to reflect the merger of the Eco Services 401(k) Plan with and into the Plan, with the Plan being the surviving entity.”

(iii)	Schedule A is amended to read, in its entirety, as follows (new text underlined):

“PARTICIPATING COMPANIES

The following employers have duly adopted this Plan for their employees and are thus Participating Companies as of January 1, 2016:

PQ Corporation

Potters Industries Inc.

The following employer has duly adopted this Plan for its employees and is thus a Participating Company as of December 1, 2016:

Eco Services Operations Corp.”

(iv)

The definition of “Account” in Article I – Definitions is amended by adding two new provisions to define and include “Limited 2016 Profit Sharing Contribution Account” and “Eco PEP Replacement Contribution Account” and to read in their entirety as follows:

“‘Limited 2016 Profit Sharing Contribution Account’ means the Account to which are credited Limited 2016 Profit Sharing Contributions allocated to a Participant, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.

‘Eco PEP Replacement Contribution Account’ means the Account to which are credited Eco PEP Replacement Contributions allocated to a Participant, adjustments for withdrawals and distributions, and the earnings, losses and expenses attributable thereto.”

(v)	A new definition of “Limited 2016 Profit Sharing Contribution” is added to Article I – Definitions to read in its entirety as follows:

“’Limited 2016 Profit Sharing Contribution’ means the Participating Company contribution made in accordance with Section 3.6(b). For distribution, valuation and other similar administrative purposes, Limited 2016 Profit Sharing Contributions shall be treated the same as if they were Personal Retirement Contributions, except where the context expressly requires otherwise.”

(vi)	A new definition of “Eco PEP Replacement Contribution” is added to Article I – Definitions to read in its entirety as follows:

“’Eco PEP Replacement Contribution’ means the Participating Company contribution made in accordance with Section 3.6(c). For distribution, valuation and other similar administrative purposes, Eco PEP Replacement Contributions shall be treated the same as if they were Personal Retirement Contributions, except where the context expressly requires otherwise.”

(vii)	The definition of “Personal Retirement Contribution”, as found in Article I – Definitions is amended by adding a new sentence at the end thereof to read in its entirety as follows:

“For distribution, valuation and other similar administrative purposes, references herein to Personal Retirement Contribution shall incorporate and include Limited 2016 Profit Sharing Contributions and Eco PEP Replacement Contributions.”

(viii)	Section 3.5(a)(ii) (“Personal Retirement Contributions”) is amended by adding a new sentence at the end thereof to read in its entirety as follows:

“Participants eligible for special, non-elective contributions under Section 3.6(c), shall not be eligible for contributions under this Section 3.5, except as may be provided in Section 3.6(c).”

(ix)	A new Section 3.6 is added to the Plan (with the existing Section 3.6 and subsequent sections renumbered and any references in the Plan to them also changed) to read as follows:

“3.6 Special Transition Provisions for Eco Participants.

(a)

Matching on Nondeductible Employee Contributions. Matching contributions on nondeductible employee contributions (herein, After-Tax Supplemental Contributions), if any, made by Eco Participants shall continue only through December 31, 2016. Effective December 1, 2016, all Matching Contributions shall be made in accordance with Section 3.4, except as provided in this Section 3.6(a).

(b)

Limited 2016 Profit Sharing Contribution. For the Plan Year ended December 31, 2016, the Participating Company shall make a Limited 2016 Profit Sharing Contribution in a manner and amount consistent with the provisions of Section Three — Part D of the merged Eco 401(k) Plan, wherein a discretionary profit sharing benefit is allocated as follows:

(i)	the allocation method shall be an age-based integrated formula where the contributions rates (as a percentage of Compensation) are as follows:

Participant age as of December 31, 2016	Contribution Rate as a % of Compensation	Contribution Rate as a % of Compensation above the Integration Level
Under 30	2.0%	0.0%
30 – 34	2.5%	0.0%
35 – 39	3.0%	0.0%
40 – 44	6.0%	1.0%
45 – 49	7.0%	1.5%
50 and over	7.5%	2.0%

(ii)	The Integration Level is defined as the maximum Taxable Wage Base in 2016 for Social Security taxation purposes.

(iii)

In order to share in an allocation of the Limited 2016 Profit Sharing Contribution, an eligible Participant must be employed by the Participating Company on the last day of the 2016 Plan Year, unless the Participant has died or retired after attaining Normal Retirement Age during such Plan Year. A Participant who has incurred a Disability will not be entitled to an allocation of the Limited 2016 Profit Sharing Contribution.

(c)

Eco Services Pension Equity Plan Replacement Contributions For Specified Employees. For each Plan Year starting after December 31, 2016, the Participating Company shall make a special, nonelective contribution on behalf of each Participant:

(i)	who was actively employed by and on the payroll of Eco Services Operations Corp., as of December 31, 2016;

(ii)	who, with respect to any part of a Plan Year to which the special, nonelective contribution relates, is not participating in or accruing benefits under the Eco Services Hourly Pension Plan;

(iii)

who was eligible to accrue (and, on or after January 1, 2016, was accruing) benefits under the Eco Services Pension Equity Plan (the “PEP”), but after December 31, 2016 stopped accruing such benefits as a result of the freeze of benefit accruals under the PEP effective December 31, 2016; and

(iv)	who satisfies, as applicable, the requirements of Section 2.8 for employment at the end of a Plan Year, except as provided therein in the case of death, Disability or retirement.

For each Plan Year starting after December 31, 2016, the special, nonelective contribution under this Section 3.6(c) shall be the greater of: (i) the Personal Retirement Contributions described in Section 3.5(a)(ii) based on the Participant’s age as of December 31, 2016 (rather than December 31, 2006), or (ii) an amount determined in accordance with the following schedule based on the Participant’s age as of December 31, 2016:

Age (as of 12/31/2016)	% of Compensation
Under Age 40	4%
Age 40 – 44	6%
Age 45 – 49	7%
Age 50 and over	7.5%

Participants eligible for special, non-elective contributions under this Section 3.6: (1) shall not be eligible for contributions under Section 3.5, except as provided herein; and, (2) shall not move to another age bracket in subsequent years, and special, non-elective contributions made under this Section 3.6(c) for all Plan Years after December 31, 2016, shall be based solely on the Participant’s age as of December 31, 2016, regardless of the Participant’s actual age at the time the contribution is earned or made.

Participants either:

(1)	employed by Eco Services Operations Corp. who meet the requirements of Section 3.6(c)(i), (ii) and (iv), but who do not meet the requirements of Section 3.6(c)(iii); or,

(2)	hired and employed by Eco Services Operations Corp. or any other Participating Company after December 31, 2016,

shall not be eligible for contributions under this Section 3.6(c), but instead shall be eligible for contributions under Section 3.5 (if otherwise eligible under Sections 2.8 and 3.5) at a rate of four percent (4%) of Compensation. Participants who are otherwise eligible for contributions under this Section 3.6(c), but at any time during a Plan Year fail to be eligible because they participate in and accrue benefits under the Eco Services Hourly Pension Plan, shall be eligible for contributions under this Section 3.6(c) in any later Plan Year if they otherwise meet the eligibility requirements, when they later cease to participate and accrue benefits under the Eco Services Hourly Pension Plan with respect to any part of the Plan Year; provided, however, that contributions under this Section 3.6(c) shall be based on such Participant’s age as of December 31, 2016.”

(x)	Section 6.1 is amended by adding a new subsection (e) at the end thereof to read in its entirety as follows:

“(e) Notwithstanding anything herein to the contrary, all of the existing Account balances transferred from the Eco 401(k) Plan on December 1, 2016 shall be and are fully vested.”

(xi)	Section 7.2 is amended by adding a new subsection (c) at the end thereof to read in its entirety as follows:

“(c) Distributions of an Employee’s Employee Rollover Account attributed to balances carried over from the Eco 401(k) Plan shall be made in accordance with Schedule E.”

(xii)

A new Schedule E (titled “Eco Services 401(k) Plan (2016 Merger) — Protected Benefits, Rights and Features”) shall be, and it hereby is, attached to the Plan and shall contain a listing and description of the benefits, rights and features under the Eco Services 401(k) Plan (which was merged with and into this Plan on or around December 1, 2016) that shall be, and are, preserved and protected for benefit accounts in place immediately prior to the effective date of such merger.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be executed by its duly authorized representatives this 30th day of December, 2016.

PQ CORPORATION
BENEFIT PLANS COMMITTEE

/s/ Susan Olafson
Susan Olafson, Director Benefits, Compensation/HRIS

/s/ Anthony A. Albrecht
Tony Albrecht, Director Internal Audit/SOX

/s/ Joe Cistone
Joe Cistone, Manager Industrial Relations, NA

SCHEDULE E

ECO SERVICES 401(k) PLAN (2016 MERGER) –

PROVISIONS FOR PROTECTED BENEFITS, RIGHTS AND FEATURES

In connection with the merger of the Eco Services 401(k) Plan (“Eco 401(k) Plan”) with, and into, the PQ Corporation Savings Plan (which merger was effective on or around December 1, 2016), the following benefits, rights and features shall be, and they hereby are, protected and preserved to the extent of the transferred account balances from the Eco 401(k) Plan:

1.

Rollover contributions (to the extent held in the Eco 401(k) Plan immediately prior to the merger event) may be withdrawn by a participant at any time, including while the participant remains in service with the Participating Company.

2.

Account balances (to the extent held in the Eco 401(k) Plan immediately prior to the merger event) may be withdrawn by a participant at any time, if done in accordance with a “qualifying reservist” withdrawal, as defined in the Eco 401(K) Plan.

3.

In the event a participant becomes eligible for a distribution (and elects in accordance with such administrative forms and processes as may be required by the Plan Administrator), the participant is not required to take a single lump sum, but may request a partial distribution of his Account (but only to the extent of that portion held in the Eco 401(k) Plan immediately prior to the merger event).

4.

A participant who incurs a Disability, but who has not yet had a Separation from Service, shall be entitled to request a distribution or withdrawal of his Account (but only to the extent of that portion held in the Eco 401(k) Plan immediately prior to the merger event).

In addition, until such time as the Plan Administrator of this Plan receives or obtains new, or updated, versions in accordance with the terms of the Plan, then any of the administrative forms, materials or other documents that, prior to the merger, were generated and on file in connection with the Eco 401(k) Plan shall be carried over and used in the administration of the Plan.

By way of example, and not by way of limitation, these administrative forms, materials or other documents include, if any:

•	beneficiary designations

•	salary reduction (or similar) agreements

•	loan applications, security agreements and promissory notes

•	applications for benefits paid over time

•	tax withholding elections and waivers

•	participant, spousal and other consents

•	approval/denial letters for qualified domestic relations orders (QDROs)